Exhibit 99.1

Pasithea Therapeutics Announces Positive Phase 1 Data Including Partial Response, Demonstrating Monotherapy Clinical Activity and Favorable Safety Profile for PAS-004 in Advanced Cancer Study

-- Evidence of Monotherapy Activity: Partial response observed in a MEK-rechallenge 3rd-line melanoma patient with BRAF V600E mutation who remains on trial for more than 11 months --

-- A second MEK-rechallenge 3rd-line melanoma patient with BRAF V600E mutation has achieved stable disease and remains on trial for more than 6 months --

-- Initial Disease Control Rate in efficacy evaluable patients of 71.4% with BRAF-mutated tumors: 5 of 7 patients achieved stable disease --

-- Favorable Safety Profile: PAS-004 has been well-tolerated with all treatment-related adverse events Grade 1 or 2, no ocular or cardio toxicity, and limited rash, nausea, diarrhea, and vomiting to date --

-- Favorable Pharmacokinetic (PK) Profile: PAS-004 demonstrates dose-proportional PK with Cmax/Cmin ratio <2. AUC >5,400 ng·h/mL at the 30mg capsule dose (Cohort 6) --

-- Potential Best-in-Class MEK Inhibitor Profile Emerging for NF1: Interim PK and safety data at pharmacologically active doses support PAS-004 as a differentiated candidate for NF1 treatment --

MIAMI, FL., November 20, 2025 (GLOBE NEWSWIRE) — Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), a clinical-stage biotechnology company developing PAS-004, a next-generation macrocyclic oral MEK inhibitor for the treatment of neurofibromatosis type 1-associated plexiform neurofibromas (NF1-PN), today announced positive interim Phase 1 data from its ongoing first-in-human trial evaluating PAS-004 in patients with MAPK pathway-driven advanced solid tumors with a documented RAS, NF1 or RAF mutation, or in patients who have failed prior BRAF/MEK inhibition.

Dr. Tiago Reis Marques, CEO of Pasithea said, “Today’s updated interim results from our advanced cancer trial demonstrate the safety, PK and anti-tumor activity of PAS-004, and support its potential to be a best-in-class MEK inhibitor for the treatment of NF1-PN. Achieving a monotherapy partial response in an advanced cancer patient who had previously received a MEK + BRAF inhibitor combination therapy, and whose prior best response had been stable disease, is very promising. At our highest reported cohort (30mg capsule), we are seeing significant drug exposures (Area Under the Curve (AUC) greater than 5,400 ng·h/mL), with a relatively flat PK curve, suggesting sustained pathway inhibition. We believe this profile is well aligned with what is needed to drive meaningful clinical responses in NF1-PN patients. Published clinical data has shown that tumor response in NF1-PN is positively correlated with drug exposure (AUC), reinforcing the relevance of these findings.”

Dr. Rebecca Brown, Director of the Neurofibromatosis (NF) and Schwannomatosis (SWN) Program at University of Alabama Birmingham (UAB) and Scientific Advisory Board member of Pasithea, stated: “I find it very encouraging that even when used as a monotherapy in advanced recurrent cancer patients, PAS-004 has demonstrated early signals of efficacy, but more importantly exhibited such a favorable safety profile that no dose interruptions or modifications were required. Maintaining NF1-PN patients on treatment for extended periods of time is paramount to achieving maximum tumor control. I believe that PAS-004’s early efficacy signals combined with the low rate of adverse side effects may translate into better tolerability and longer time-on-treatment for plexiform neurofibromas associated with NF1, compared with current FDA-approved therapies discontinuation rates estimated as high as 40-50% before year two.”

Interim Phase 1 Results for PAS-004:

Initial Signals of Clinical Activity

Among 21 efficacy evaluable patients (as per RECIST1.1):

●	Partial Response:

○	A BRAF V600E melanoma patient in Cohort 4A (15mg capsule) achieved an unconfirmed partial response with a –31.9% tumor reduction and remains on trial for >11 months; prior best response when treated with a MEK + BRAF combination therapy was stable disease

●	Disease Control Rate (DCR):

○	71.4% (5 of 7) of patients identified with BRAF-mutated tumors achieved stable disease or partial response

○	42.8% (9 of 21) of patients achieved stable disease or partial response

●	Durable Stable Disease:

○	A second BRAF V600E melanoma patient previously treated with MEK + BRAF combination therapy in Cohort 6 (30mg capsule) remains on trial for >6 months with a stable disease and tumor shrinkage of -1.6%

Safety and Tolerability

Among 27 dosed patients through the Dose Limiting Toxicity (DLT) period (Day 28) through the cutoff date of November 10, 2025:

●	PAS-004, dosed once daily (QD), has been well-tolerated across all dose levels

●	No dose-limiting toxicities (DLTs), and no discontinuations have been reported.

●	All treatment-related adverse events (TRAEs) at least possible related to PAS-004 were Grade 1 or 2, with limited rash (7.4%), nausea (18.5%), vomiting (14.8%), diarrhea (7.4%), and no ocular retinal abnormalities or cardiovascular toxicities observed.

Pharmacokinetics (PK)

PAS-004 has demonstrated through Cohort 6:

●	Linear PK and dose-proportionality

●	PK curve with Cmax/Cmin ratio <2, with Cmax and Cmin above the IC50 (half-maximal inhibitory concentration) from our cellular assay.

●	Long half-life (~60 hours)

●	Cohort 6 (30mg capsule) has demonstrated:

○	AUC: ~5,480 ng·h/mL

○	Cmax: 249 ng/mL

○	Cmin: 215 ng/mL

About Pasithea Therapeutics Corp.

Pasithea is a clinical-stage biotechnology company primarily focused on the research and development of its lead drug candidate, PAS-004, a next-generation macrocyclic MEK inhibitor intended for the treatment of RASopathies, MAPK pathway-driven tumors, and other diseases. The Company is currently testing PAS-004 in a Phase 1 clinical trial in advanced cancer patients (NCT06299839), and a Phase 1/1b clinical trial in adult patients with neurofibromatosis type 1 (NF1)-associated plexiform neurofibromas (NCT06961565).

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the Company’s ongoing Phase 1 clinical trial of PAS-004 in advanced cancer patients, the Company’s ongoing Phase 1/1b clinical trial of PAS-004 in adult NF1 patients, and the safety, tolerability, pharmacokinetic (PK), pharmacodynamics (PD) and preliminary efficacy of PAS-004, as well as all other statements, other than statements of historical fact, regarding the Company’s current views and assumptions with respect to future events regarding its business, as well as other statements with respect to the Company’s plans, assumptions, expectations, beliefs and objectives, the success of the Company’s current and future business strategies, product development, pre-clinical studies, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth and financing opportunities and other statements that are predictive in nature. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including risks that future clinical trial results may not match results observed to date, may be negative or ambiguous, or may not reach the level of statistical significance required for regulatory approval, as well as other factors set forth in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the U.S. Securities and Exchange Commission. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Pasithea Therapeutics Contact

Patrick Gaynes

Corporate Communications

pgaynes@pasithea.com

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